Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2007 FULL YEAR AND FOURTH QUARTER RESULTS

ARMONK, NY, March 10, 2008 — VISANT CORPORATION today announced its results from continuing operations for its fiscal year ended December 29, 2007, including consolidated net sales of $1,270.2 million, compared to $1,186.6 million for its fiscal year ended December 30, 2006, an increase of approximately 7%. Consolidated net income from continuing operations increased by 17% during fiscal year 2007 to $78.2 million from $66.8 million for fiscal year 2006. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) from continuing operations for fiscal year 2007 of $305.0 million, an increase of 7% compared to $285.0 million for fiscal year 2006. Visant’s consolidated Adjusted EBITDA from continuing operations (defined in the accompanying summary of financial data) was $313.1 million for fiscal year 2007, an increase of 7% compared to consolidated Adjusted EBITDA from continuing operations of $291.4 million for the comparable period in 2006.

The results of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. subsidiaries have been reclassified on the consolidated statement of operations for all periods presented as a single caption titled “Income from discontinued operations, net”. These businesses were sold in the second quarter of 2007. Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

For Visant’s fourth quarter ended December 29, 2007, consolidated net sales from continuing operations were $274.5 million compared to consolidated net sales from continuing operations for the fourth quarter ended December 30, 2006 of $273.4 million, an increase of less than 1%. In addition, the company reported consolidated net income from continuing operations for the fourth quarter of 2007 of $3.3 million, compared to consolidated net income from continuing operations of $7.6 million for the fourth quarter of 2006. Consolidated EBITDA from continuing operations for the fourth quarter of 2007 was $47.5 million, a decrease of 6% compared to consolidated EBITDA of $50.2 million from continuing operations for the fourth quarter of 2006. Consolidated Adjusted EBITDA from continuing operations was $51.2 million for the fourth quarter of 2007, a decrease of less than 1% compared to consolidated Adjusted EBITDA from continuing operations of $51.6 million for the fourth quarter of 2006.

On February 11, 2008, Visant entered into an Agreement and Plan of Merger with Phoenix Color Corp., a leading book component manufacturer, which will operate as a wholly owned subsidiary of Visant Corporation upon the closing of the proposed merger. The total purchase consideration is $219.0 million, subject to certain adjustments. The transaction, which is subject to customary closing conditions, including regulatory approval, is anticipated to close by the end of the first calendar quarter of 2008.

Commenting on the Company’s performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “Overall, 2007 was another very successful year for Visant. Strong operating performance and financial results were driven by our Memory Book and Marketing and Publishing Services segments. We continued to strengthen the mix of our portfolio of businesses with the sale of Von Hoffmann and the acquisitions of Neff and Visual Systems, Inc. The Company launched OurHubbub.com and increased investments in other growth initiatives throughout the business. And importantly, the strong free cash flow of our operations and the sale of Von Hoffmann allowed us to reduce our net debt by over $400 million during 2007.”

Fiscal Year 2007

For the fiscal year ended December 29, 2007, net sales for the Scholastic segment were $465.4 million, an increase of 6% compared to $437.6 million for the 2006 fiscal year. This increase was primarily attributable to sales from the acquisition of Neff Motivation Inc. (“Neff”), which occurred in the first quarter of 2007, and the impact of price increases, offset in part by lower jewelry unit volume, including significantly lower pro champ ring sales.

In 2007, we changed the name of our Yearbook segment to Memory Book to reflect our diversified offering of custom yearbooks, memory books and related products that help people tell their stories and chronicle important events. Net sales for the Memory Book segment were $372.1 million for the fiscal year ended December 29, 2007, an increase of 4% compared to $358.7 million for the 2006 fiscal period. The increase was due mainly to growth in number of accounts and in color pages as well as increased prices supported by new and enhanced product and service offerings.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $43.7 million, or 11%, to $434.1 million during the fiscal year ended December 29, 2007 from $390.4 million for fiscal 2006. This increase was primarily attributable to higher sales volumes in the sampling and book component businesses, including sales generated by businesses that we acquired in 2006 and 2007.

For the fiscal year ended December 29, 2007, the Scholastic segment reported Adjusted EBITDA of $83.7 million, an increase of $0.8 million compared to $82.9 million for the prior fiscal year. This increase was due primarily to the acquisition of the Neff business, price increases and reductions in expenses. This increase was substantially offset by the impact of lower jewelry unit volume, including lower pro champ ring sales, as well as higher sales commissions and higher gold costs.

The Memory Book segment reported Adjusted EBITDA of $128.9 million for the full fiscal year 2007, an increase of $8.4 million compared to $120.5 million for the prior year period. The increase was primarily attributable to higher sales, driven by both price and volume increases, and the impact of continued production improvements, offset in part by the continuation of planned investments related to growth initiatives.

The continuing operations of the Marketing and Publishing Services segment reported Adjusted EBITDA of $100.4 million for the fiscal year ended December 29, 2007, an increase of $12.5 million compared to $87.9 million during the full fiscal year 2006. This increase was mainly the result of higher volume in our sampling and book component businesses, including sales generated by businesses acquired in 2006 and 2007, partially offset by higher selling and marketing costs as well as increased research and development spending in the direct mail and sampling businesses.

Fourth Quarter 2007

Net sales of the Scholastic segment increased $5.7 million, or 4%, to $145.1 million for the quarter ended December 29, 2007 from $139.3 million for the fourth quarter ended December 30, 2006. The increase was primarily attributable to sales from the acquisition of Neff, offset by lower jewelry unit volume, including lower pro champ ring sales.

Net sales of the Memory Book segment increased $2.2 million, or 9%, to $27.6 million for the fourth quarter of 2007 compared to $25.4 million for the fourth quarter of 2006. The increase was primarily due to year over year growth in commercial print volume and incremental volume from the acquisition of the assets of Publishing Enterprises, Incorporated, which occurred in the fourth quarter of 2007.

Net sales of the continuing operations of the Marketing and Publishing Services segment decreased $6.4 million, or 6%, to $102.4 million for the fourth quarter of 2007 from $108.8 million for the fourth quarter of 2006. This decrease was primarily attributable to lower volume and the timing of product launches in our sampling business compared to the prior year fourth quarter.

Adjusted EBITDA for the Scholastic segment decreased $1.7 million to $31.2 million for the fourth quarter of 2007 from $32.9 million for the fourth quarter of 2006. The decrease was due to lower jewelry unit volume, higher gold costs and higher sales commissions, offset in part by the impact of incremental earnings from the Neff acquisition.

Adjusted EBITDA for the Memory Book segment was a loss of $4.1 million for the fourth quarter of 2007 compared to a loss of $3.6 million for the prior year comparative period. The decrease in Adjusted EBITDA for the Memory Book segment compared to the prior year quarterly period was due to additional spending for planned investments related to growth initiatives offset somewhat by higher sales and the impact of operational cost reductions.

Adjusted EBITDA for the continuing operations of the Marketing and Publishing Services segment increased $1.8 million, or 8%, to $24.1 million during the fourth quarter of 2007 from $22.3 million in the fourth quarter of 2006. This increase was primarily attributable to improved cost controls and operating effectiveness. The increase was partially offset by lower sales in our sampling and direct marketing business.

As of December 29, 2007, Visant Corporation’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $817.2 million, including $0.7 million of borrowings outstanding under its Canadian revolving line of credit. Visant’s cash position at December 29, 2007 totaled $59.1 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $225.6 million, senior notes of $350.0 million and cash of $0.6 million as of December 29, 2007.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the full year and fourth quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational market segments.

The company has three reportable segments:

Scholastic - provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions. The results of Neff, which Visant acquired on March 16, 2007, are included in the Scholastic segment from such date.

Memory Book - provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events. The results of the Publishing Enterprises, Incorporated business, which produces school memory books and student planners, the assets of which Visant acquired on October 1, 2007, are included in the Memory Book segment from such date.

Marketing and Publishing Services - produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and produces innovative products and services to the direct marketing sector. The group also produces cover components and overhead transparencies primarily for educational publishers. The results of Visual Systems, Inc. (d/b/a Lehigh Milwaukee), which Visant acquired on June 14, 2007, are included in the Marketing and Publishing services segment from such date.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; levels of customers’ advertising spending; and the textbook adoption cycle and levels of government funding for education spending. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
In thousands	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Net sales	$274,498	$273,416	$1,270,210	$1,186,604
Cost of products sold	141,167	140,234	623,046	587,555

Gross profit	133,331	133,182	647,164	599,049
Selling and administrative expenses	105,987	103,553	425,521	394,366
Loss (gain) on disposal of fixed assets	74	429	629	(1,212)
Special charges (1)	2,727	(148)	2,922	2,446

Operating income	24,543	29,348	218,092	203,449
Interest expense, net	17,951	26,388	90,185	105,422

Income before income taxes	6,592	2,960	127,907	98,027
Provision for (benefit from) income taxes	3,328	(4,635)	49,742	31,214

Income from continuing operations	3,264	7,595	78,165	66,813
Income from discontinued operations, net	(170)	576	110,732	9,561

Net income	$3,094	$8,171	$188,897	$76,374

Adjusted EBITDA (2)	$51,212	$51,565	$313,055	$291,367

Adjusted EBITDA Reconciliation:

In thousands
Net income	$3,094	$8,171	$188,897	$76,374
Interest expense, net	17,951	26,388	90,185	105,422
Provision for (benefit from) income taxes	3,328	(4,635)	49,742	31,214
Depreciation and amortization expense	22,914	20,884	86,956	81,597
Discontinued operations, net	170	(576)	(110,732)	(9,561)

EBITDA	47,457	50,232	305,048	285,046

Special charges (1)	2,727	(148)	2,922	2,446
Loss (gain) on disposal of fixed assets	74	429	629	(1,212)
Other (3)	954	1,052	4,456	5,087

Adjusted EBITDA (2)	$51,212	$51,565	$313,055	$291,367

(1)

Special charges for the fourth quarter ended December 29, 2007 represented $2.1 million of severance and related benefits for headcount reductions in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility announced on December 4, 2007, which is expected to be substantially complete by the end of the first quarter of 2008, and $1.0 million related to severance benefits for management executives offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Book segments. Special charges for the quarter ended December 30, 2006 consisted of a net reversal of $0.1 million of charges attributable to a withdrawal liability under a union retirement plan in connection with the consolidation of certain operations recorded in 2005. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs in the Scholastic segment related to the closure of the Attleboro facility and $1.0 million related to severance benefits for management executives offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Books segments. For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income (loss) from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation, its parent and restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Other charges for the quarter ended December 29, 2007 included $0.7 million of management fees, $0.1 million of non-recurring moving costs and $0.1 million of costs incurred in making required filings with the Securities and Exchange Commission (“SEC”) related to market-making transactions that may be made by certain affiliates of Visant. Other charges for the quarter ended December 30, 2006 included $0.8 million of management fees and $0.2 million of non-recurring moving costs. For the fiscal year ended December 29, 2007, other charges primarily consisted of $3.1 million of management fees, $0.6 million of additional rent in connection with the relocation of certain operating facilities, $0.4 million of non-recurring facility moving costs, and $0.3 million of costs incurred in making required filings with the SEC related to market-making transactions that may be made by certain affiliates of Visant. For the fiscal year 2006, other charges included $3.1 million of management fees, $2.3 million of special consulting fees and $0.9 million of non-recurring moving costs, offset by $1.3 million related to an accrual reversal of software costs.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA

	Three months ended
In thousands	December 29, 2007	December 30, 2006	$ Change	% Change
Net sales
Scholastic	$145,055	$139,312	$5,743	4%
Memory Book	27,628	25,388	2,240	9%
Marketing and Publishing Services	102,391	108,759	(6,368)	(6)%
Inter-segment eliminations	(576)	(43)	(533)	NM

	$274,498	$273,416	$1,082	0%

Adjusted EBITDA
Scholastic	$31,197	$32,852	$(1,655)	(5)%
Memory Book	(4,117)	(3,590)	(527)	(15)%
Marketing and Publishing Services	24,132	22,303	1,829	8%

	$51,212	$51,565	$(353)	(1)%

NM = not meaningful

	Twelve months ended		$ Change	% Change
In thousands	December 29, 2007	December 30, 2006
Net sales
Scholastic	$465,439	$437,630	$27,809	6%
Memory Book	372,063	358,687	13,376	4%
Marketing and Publishing Services	434,057	390,396	43,661	11%
Inter-segment eliminations	(1,349)	(109)	(1,240)	NM

	$1,270,210	$1,186,604	$83,606	7%

Adjusted EBITDA
Scholastic	$83,742	$82,918	$824	1%
Memory Book	128,913	120,540	8,373	7%
Marketing and Publishing Services	100,400	87,909	12,491	14%

	$313,055	$291,367	$21,688	7%

NM = not meaningful